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                                                                    EXHIBIT 1.1



The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

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                        CHINA MOBILE (HONG KONG) LIMITED

     (Incorporated in Hong Kong with limited liability under the Companies
                                   Ordinance)


                                  ANNOUNCEMENT

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This announcement describes the status of the application for land use right certificates and property title certificates in respect of the Group's interests in properties located in Guangdong Province.

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The board of directors (the "Board") of China Mobile (Hong Kong) Limited (the
"Company", together with its subsidiaries, the "Group") announces that the Group has not, during December this year, obtained any land use right certificates or property title certificates in respect of the remaining five properties located in Guangdong Province in which the Group has interests and for which such certificates have not been granted. Therefore, the Group is still in the process of applying for such certificates for these properties. The Board also confirms that the use of and the conduct of various activities at the five properties in Guangdong Province referred to above are not affected by the fact that the Group has not yet obtained the relevant land use right certificates and property title certificates. Further announcements will be made by the Company on a monthly basis to report on the progress of application for such certificates.


                                                    By order of the Board
                                              CHINA MOBILE (HONG KONG) LIMITED
                                                     Yung Jacky Shun Loy
                                                      Company Secretary


Hong Kong, 31 December 2001